Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Lightstone Value Plus Real Estate Investment Trust II, Inc.

We hereby consent to the inclusion in this Prospectus constituting a part of Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated March 31, 2011,  on our audit of the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2010 and for the year then ended, which appears in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement on Form S-11.

/s/ EisnerAmper LLP

Edison, New Jersey
August 26, 2011